Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Koppers Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	(2)	1,000,000	$25.12	$25,120,000	0.0001531	$3,845.87
	Total Offering Amounts					$25,120,000		$3,845.87
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$3,845.87

(1)
This Registration Statement also covers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $0.01 per share (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on The New York Stock Exchange on May 7, 2025, which was $25.12.